Exhibit 99.1

XpresSpa Group Announces New Corporate Identity

Rebrand reflects Company’s wellness evolution; International expansion; Partnership to drive acquisition strategy; and Ongoing efforts to drive growth

NEW YORK, NY (October 24, 2022) — XWELL, Inc. (Nasdaq: XWEL) ("XWELL" or the "Company"), formerly XpresSpa Group, Inc. (Nasdaq: XSPA), today announced a corporate rebranding of the Company to XWELL. XWELL unveiled a new visual identity and website, in connection with the rebrand, and the Company’s Nasdaq ticker symbol will change from “XSPA” to “XWEL,” effective before the market opens on October 25, 2022.

As the authority in health and wellness solutions for people on the go, the new name emphasizes the Company’s ongoing transformation and expansion of its health and wellness offerings. XWELL’s suite of brands will continue to operate under their existing names including XpresSpa®, Treat™, XpresCheck®, and HyperPointe.

“We’re focused on growth with a vision to be a leading provider of innovative health and wellness products and services for people on the go,” said XWELL chief executive officer Scott Milford. “The new name, XWELL, aligns with our shift towards health and wellness and marks a key milestone in the Company’s transformation.”

Milford added, “Nearly 18 years ago we pioneered travel wellness in the airport space, with the launch of our first XpresSpa. 16 years later we met the COVID-19 pandemic head on through health screening and testing while helping to build the nation’s first bio-surveillance capability with the launch of XpresCheck. We further advanced the authority of our travel wellness position with the launch of Treat, the first fully integrated in-airport spa and wellness concept, providing medical services, state-of-the-art testing, and a holistic approach to physical and mental well-being. Today, XpresSpa Group seamlessly evolves into XWELL and emerges as a global health and wellness authority for people on the go. We firmly believe the Company is well positioned to deliver on its long-term objectives.”

Over the past several months, XWELL has continued to make meaningful progress against its four core transformational imperatives, including refreshing the business, creating a new retail strategy, adding new customers and reducing infrastructure cost. For example, XWELL recently reopened a refreshed XpresSpa at JFK’s Terminal 4, opened two XpresSpa locations in Turkey’s Istanbul Airport, and opened a new Treat location in Salt Lake City International Airport. In addition, through its partnership with Ginkgo Bioworks, XWELL continues to support Centers for Disease Control and Prevention (CDC) traveler-based genomic surveillance program. XWELL also recently announced the launch of its Women’s Health Initiative as part of its overarching social responsibility strategy designed to advance the education and support of wellness for women.

Further, the Company recently retained the services of Benchmark International to help identify and actively facilitate potential acquisition targets. XWELL remains well-positioned to pursue value accretive opportunities and the Company will update the market as appropriate.

Milford continued, “I am grateful for our new chief marketing officer, Pablo Henderson, who has spearheaded the Company’s rebranding and accelerated our efforts to unify the brands under one corporate umbrella. His more than 15 years of experience and proven track record of developing brands played a crucial role in bringing our rebrand to life.”

About XWELL, Inc.

XWELL, Inc. (Nasdaq: XWEL) is a leading global health and wellness holding company operating four brands: XpresCheck®, XpresSpa®, Treat™ and HyperPointe.

•	XpresSpa is a leading airport retailer of wellness services and related products, with 26 locations in 13 airports globally.
•	Treat is a travel health and wellness brand, the first fully integrated in-airport spa and wellness concept, providing medical services, state-of-the-art testing, and a holistic approach to physical and mental well-being at three domestic airport locations.
•	XpresCheck is a leading provider of Covid-19 screening and diagnostic testing in partnership with the CDC and Concentric by Ginkgo, conducting biosurveillance monitoring in its airport locations to identify existing and new SARS-CoV-2 variants.
•	HyperPointe is a leading digital healthcare and data analytics relationship company serving the global healthcare industry.

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XWELL, or other matters and attributable to XWELL or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XWELL does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Media

Heather Tidwell

MWW

htidwell@mww.com